CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 11 to the Registration Statement No. 333-142456 on Form N-4 of our report dated April 18, 2016 relating to the financial statements and financial highlights of Separate Account Nos. 10, 4 and 3 and each of the portfolios of Separate Account No. 66 of AXA Equitable Life Insurance Company, and of our report dated March 18, 2016 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears on such Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

New York, New York

April 21, 2016